UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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ARCONIC INC.

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Arconic Inc. interim Chief Executive Officer David P. Hess sent the following letter to shareholders:

Re:	Arconic’s Future and the Upcoming Annual Meeting

I was recently named Arconic’s interim Chief Executive Officer. I am writing to introduce myself and to convey my early observations, having been in this role for about one month.

I have spent my career in the aerospace industry, most recently running Pratt & Whitney, a $15 billion global commercial and military aircraft engine company and serving as the Chief Customer Officer at United Technologies Corporation (which owns Pratt & Whitney), a $57 billion company.

In March of this year, I was asked to join the Arconic Board of Directors, to further augment the aerospace expertise on the Board. When, as a Board, we determined Arconic needed an interim Chief Executive Officer, I was asked to take the role.

Given my career in aerospace, I have known Arconic (and previously Alcoa Inc.) for many years. Pratt & Whitney creates some of the most advanced airplane engines in the world and Arconic is a trusted and vital supplier of key components. I have always respected Arconic’s technology and advanced manufacturing capabilities and am proud to lead the organization during this transition period.

In my short time in this leadership role, I have been impressed by the dedication of our employees, the support of our customers and the opportunities in front of us.

The Arconic team across the globe is energetic and focused, with an eye on building our business profitably. I have had the chance to meet hundreds of dedicated Arconic employees and managers and believe they are motivated, engaged and enthusiastic about our mission. And, despite the recent disruptions from the proxy contest and CEO change, I am happy to report, our people are working hard to serve our customers and create value for our shareholders.

Arconic has a world-class portfolio and I have been inspired by the strides being made in each of our industry leading business units. Each business operates with a common focus on leveraging Arconic’s unique innovation capabilities and strong customer partnerships to drive growth and profitability in attractive end markets. And in each of our three business groups – Engineered Product and Solutions, Global Rolled Products and Transportation and Construction Solutions – we have more than 70% of our revenues from products that have leading or second-place positions in their markets. We have a passionate and experienced team that is profitably growing our businesses by expanding our multi-material applications, advanced manufacturing technologies and customer collaborations to produce cutting edge materials that are lighter, stronger and more corrosive resistant than our competitors.

As a former Arconic customer myself, I have had a good sense of Arconic’s cultural commitment to its customers – and its capability to add value for them through materials science and advanced manufacturing. Since I took on the interim CEO role, I have been struck by the volume and tone of the calls and communications with our customers, their support for us as a company and their desire for a stable Arconic. There is a real sense of partnership with our top customers and a mutual commitment to fair dealing.

I have spent a significant amount of my time reviewing our operations and our opportunities. I am enthusiastic about our growth prospects as well as our margin opportunities. I believe that our First Quarter results – exhibiting good organic revenue growth, continued net cost reduction and double-digit adjusted year-over-year EBITDA growth1 – give a strong indication that we are well on our way to delivering the three-year plan that we have committed to our shareholders. There is a commitment on the part of all our business unit leaders to drive further, profitable growth through the powerful combination of strong organic revenue growth, new product introduction and relentless cost reduction. The culture here, I can report, is one of thrift, innovation, partnership and driving for success. All in all, I understand how Alcoa Inc., now Arconic, has been so successful over its 129-year history.

*            *             *

I do have concerns about the current proxy contest and the disruption it has caused. For my part, I have never witnessed this sort of acrimony from a shareholder and I believe it is corrosive to the company and its culture. The annual meeting of shareholders will soon be here; I encourage you to vote and to consider whether activist hedge funds should seek to achieve their goals through tactics of personal destruction and harsh rhetoric. It has been jarring to our organization and, I suspect, yours.

I have had the chance to witness the Board of Directors in action. I have been a member of the Board for about two months and as you might imagine, we have had a number of board sessions in that time. I joined after the proxy contest started and I am a current nominee, so my interest is certainly more than a passing one.

I offer you my observation that the Board is extremely active, knowledgeable and focused on shareholder interests. I recognize that these things can be hard to discern from the outside. But as someone who joined recently, and has been on several other public company boards, I can attest that the Arconic Board was thoughtfully constructed, openly welcomes alternative views and engages in active discussion and careful decision making.

In my rather short time on the Board, I have witnessed the group make some hard calls and tackle some tough issues – reacting to an inappropriate letter sent by our former CEO, recruiting new nominees to fill two open Board seats, contemplating the appropriate timing for the annual meeting in light of fast-changing circumstances, and engaging in settlement discussions with Elliott. Putting the hyperbole and proxy contest rhetoric aside, I am proud to be part of the Arconic Board, which I believe was thoughtful, swift and decisive on these important matters. I believe if you were in the Boardroom with us, you would have reached the same conclusions and been proud of the process.

Two of our nominees are even newer to Arconic than I – they are not even on the Board. Jim Albaugh ran Boeing’s commercial plane division after running Boeing’s defense business. I knew Jim when he was a customer of Pratt & Whitney, putting our engines on his planes. We are also familiar with each other through the Aerospace Industries Association. From my experience, I can say there are few people with

[1]	Reconciliations of non-GAAP financial measures are included in an attachment to this letter.

more expertise and insight about aerospace than Jim; I am convinced he can help guide our strategy in the aerospace markets and help ensure we are executing well in all our businesses.

The Board has also nominated General Janet Wolfenbarger. Among other things, General Wolfenbarger was responsible for all procurement for the U.S. Air Force – a major Arconic customer. Naturally, General Wolfenbarger knows planes and has insight into the future needs and challenges of aerospace. She also ran a large, mission critical organization, with more than 80,000 employees. I am certain that her operational experience, execution capability and unique perspective on the U.S. military and its direction will be extremely valuable to Arconic.

Our two other nominees are already serving in critical roles on the Board and contributing to our deliberations on important matters. Amy Alving is an aerospace engineer, the Chief Technology Officer of Leidos (formerly SAIC) and the former Director of Special Projects at DARPA. Between her aerospace engineering knowledge and her expertise in cyber-security, Amy is a uniquely important director, contributing her expertise and her intellect to our discussions.

Finally, Rick Schmidt was added to our Board 16 months ago, at the suggestion of Elliott. He now chairs our Audit Committee, bringing his background as an aerospace company CFO and audit committee member at Precision Castparts to the Arconic Board.

*            *             *

My time on the Board and in the interim CEO role at Arconic has been short. I am learning more every day and finding impressive people, innovations and customer relationships at every turn. I think Arconic is on track with the right plan to generate substantial value for our shareholders by extending our game-changing capabilities with continuous cost reduction. I couldn’t be more proud to help lead the company through this challenging period.

I would be pleased to answer any questions you may have and hope you will reach out to me through our Investor Relations department anytime you would like to speak.

Sincerely,

/s/ David P. Hess

David P. Hess

Interim Chief Executive Officer

Forward–Looking Statements

This communication contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “guidance,” “goal,” “intends,” “may,” “outlook,” “plans,” “projects,” “seeks,” “sees,” “should,” “targets,” “will,” “would,” or other words of similar meaning. All statements that reflect Arconic’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, forecasts relating to the growth of the aerospace, automotive, commercial transportation and other end markets; statements and guidance regarding future financial results or operating performance; statements about Arconic’s strategies, outlook, business and financial prospects; and statements regarding potential share gains. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict. Although Arconic believes that the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that these expectations will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Such risks and uncertainties include, but are not limited to: (a) deterioration in global economic and financial market conditions generally; (b) unfavorable changes in the markets served by Arconic; (c) the inability to achieve the level of revenue growth, cash generation, cost savings, improvement in profitability and margins, fiscal discipline, or strengthening of competitiveness and operations anticipated from restructuring programs and productivity improvement, cash sustainability, technology advancements, and other initiatives; (d) changes in discount rates or investment returns on pension assets; (e) Arconic’s inability to realize expected benefits, in each case as planned and by targeted completion dates, from acquisitions, divestitures, facility closures, curtailments, expansions, or joint ventures; (f) the impact of cyber attacks and potential information technology or data security breaches; (g) political, economic, and regulatory risks in the countries in which Arconic operates or sells products; (h) the impact of the separation on the businesses of Arconic; (i) material adverse changes in aluminum industry conditions, including fluctuations in London Metal Exchange-based aluminum prices; (j) the impact of changes in foreign currency exchange rates on costs and results; (k) the outcome of contingencies, including legal proceedings, government or regulatory investigations, and environmental remediation; and (l) the other risk factors discussed in Arconic’s Form 10-K for the year ended December 31, 2016, and other reports filed with the U.S. Securities and Exchange Commission (SEC). Arconic disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law. Market projections are subject to the risks discussed above and other risks in the market.

Non-GAAP Financial Measures

Some of the information included in this communication is derived from Arconic’s consolidated financial information but is not presented in Arconic’s financial statements prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). Certain of these data are considered “non-GAAP financial measures” under SEC rules. These non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to the GAAP measure. Reconciliations to the most directly comparable GAAP financial measures and management’s rationale for the use of the non-GAAP financial measures can be found in the schedules to this communication. Arconic has not provided a reconciliation of any forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures because Arconic is unable to quantify certain amounts that would be required to be included in the GAAP measure without unreasonable efforts, and Arconic believes such reconciliations would imply a degree of precision that would be confusing or misleading to investors. In particular, reconciliations of forward-looking non-GAAP financial measures such as adjusted EBITDA and adjusted EBITDA margin to the most directly comparable GAAP measures are not available without unreasonable efforts due to the variability and complexity with respect to the charges and other components excluded from these non-GAAP measures, such as the effects of foreign currency movements, equity income, gains or losses on sales of assets, taxes and any future restructuring or impairment charges. These reconciling items are in addition to the inherent variability already included in the GAAP measures, which includes, but is not limited to, price/mix and volume.

Reconciliation of Revenue Excluding Tennessee Packaging

($ in millions)	1Q16	2Q16	3Q16	4Q16	2016	1Q17
Arconic
Sales – Arconic	$3,055	$3,234	$3,138	$2,967	$12,394	$3,192
Sales – Tennessee Packaging	150	189	176	37	552	54

Arconic Sales excluding Tennessee Packaging	$2,905	$3,045	$2,962	$2,930	$11,842	$3,138

Global Rolled Products Segment (GRP)(1)
Sales – Global Rolled Products Segment	$1,184	$1,316	$1,285	$1,079	$4,864	$1,249
Sales – Tennessee Packaging	150	189	176	37	552	54

Third party sales excluding Tennessee packaging	$1,034	$1,127	$1,109	$1,042	$4,312	$1,195

Third party sales excluding Tennessee packaging is a non-GAAP financial measure. Management believes that this measure is meaningful to investors as it presents sales on a comparable basis for all periods presented as Arconic ramps down the Tennessee packaging business.

(1)	Excludes the Warrick, IN rolling operations and the equity interest in the rolling mill at the joint venture in Saudi Arabia, both of which were previously part of the Global Rolled Products segment but became part of Alcoa Corporation effective November 1, 2016.

Reconciliation of Arconic Adjusted EBITDA and Adjusted EBITDA Excluding Special Items

($ in millions)	1Q16	2Q16	3Q16	4Q16	2016	1Q17
Net income (loss) attributable to Arconic	$16	$135	$166	$(1,258)	$(941)	$322
Discontinued operations (1)	94	(82)	(100)	(33)	(121)	—
(Loss) income from continuing operations after income taxes and noncontrolling interests	110	53	66	(1,291)	(1,062)	322
Add:
Provision for income taxes	51	123	56	1,246	1,476	162
Other income, net	(12)	(17)	(11)	(54)	(94)	(354)
Interest expense	121	124	126	128	499	115
Restructuring and other charges	16	14	3	122	155	73
Provision for depreciation and amortization	133	133	136	133	535	133

Arconic adjusted EBITDA	$419	$430	$376	$284	$1,509	$451
Special items:
Separation costs	18	45	54	76	193	18
Proxy, advisory and governance-related costs	—	—	—	—	—	16

Arconic adjusted EBITDA excluding special items	$437	$475	$430	$360	$1,702	$485
Last twelve months Arconic adjusted EBITDA excluding special items					$1,702	$1,750
Sales	$3,055	$3,234	$3,138	$2,967	$12,394	$3,192
Arconic adjusted EBITDA margin	13.7%	13.3%	12.0%	9.6%	12.2%	14.1%
Arconic adjusted EBITDA margin excluding special items	14.3%	14.7%	13.7%	12.1%	13.7%	15.2%

Arconic’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation and amortization. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Arconic’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

Additionally Adjusted EBITDA, excluding special items, is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews the operating results of Arconic excluding the impacts of special items, such as costs associated with the separation of Alcoa Inc. and proxy, advisory and governance-related costs (collectively, “special items”). This measure provides additional information with respect to Arconic’s operating performance and the Company’s ability to meet its financial obligations excluding the impact of such costs.

(1)	On November 1, 2016, the former Alcoa Inc. was separated into two standalone, publicly-traded companies, Arconic and Alcoa Corporation, by means of a pro rata distribution of 80.1 percent of the outstanding common stock of Alcoa Corporation to Alcoa Inc. shareholders. Accordingly, the results of operations of Alcoa Corporation have been reflected as discontinued operations for all periods presented prior to November 1, 2016.